EXHIBIT 10.20

Solutia Inc.

Executive Tax and Financial Planning
Reimbursement Policy

 Amended and Restated Effective January 1, 2010

PURPOSE

The purpose of this program is to provide financial planning and tax service reimbursement to designated executives. The Company believes that good financial planning and tax preparation by a professional reduces the time and attention the executive would otherwise spend on his personal financial affairs and affords the executive more time to focus on his/her executive responsibilities.

ELIGIBILITY

Employees eligible for the program include:

1.	CEO, CFO, EVP and SVP (Level 1)
2.	Employees designated as participants in the program by the CEO (Level 2)

PROGRAM SUMMARY

A.  Eligible services for reimbursement

1.	Tax planning and preparation
2.	Estate planning, including wills and trusts
3.	Financial planning
4.	Retirement planning

B.  Administration

When the executive receives an invoice from a qualified professional of his/her choice, the invoice should be paid by the executive directly to the vendor.  Reimbursement for the paid invoice will be made to the executive through payroll after submission of the invoice to the Human Resources Department.  The Human Resources Department will submit the invoice for processing once approval is received from the most senior executive in Human Resources.

Reimbursement under this policy will be processed through the payroll system and will be subject to any required tax withholding the company may determine applies including, federal state, FICA and Medicare tax.  The reimbursement is not eligible for tax gross-up.  Therefore, the reimbursement will consist of the gross amount submitted for reimbursement, less required tax withholdings.

Invoices for any calendar year should be presented for reimbursement within 90 days following the end of the calendar year in which covered expenses were incurred.

C.  The maximum annual reimbursement per calendar year

Level 1- CEO, CFO, EVP and SVP	$7,000
Level 2- Other eligible executives	$5,000

Monies not used in one year can be carried over only to the following year.